Filed Pursuant to Rule 433
Registration Statement No. 333-172662

Best Buy Co., Inc.
Pricing Term Sheet

March 8, 2011

3.750% Notes due 2016

5.500% Notes due 2021

Issuer:	Best Buy Co., Inc.

Title of Securities:	3.750% Notes due 2016 (the “2016 Notes”)
5.500% Notes due 2021 (the “2021 Notes” and, together
with the 2016 Notes, the “Notes”)

Type of Transaction:	SEC-Registered

Trade Date:	March 8, 2011

Settlement Date:	T + 3: March 11, 2011

Principal Amount:	2016 Notes:	$350,000,000
	2021 Notes:	$650,000,000

Coupon (Interest Rate):	2016 Notes:	3.750% per annum
	2021 Notes:	5.500% per annum

Maturity Date:	2016 Notes:	March 15, 2016
	2021 Notes:	March 15, 2021

Price to Public (Issue Price):	2016 Notes:	99.606% of principal amount
	2021 Notes:	99.695% of principal amount

Yield to Maturity:	2016 Notes:	3.837%
	2021 Notes:	5.540%

Benchmark Treasury:	2016 Notes:	UST 2.125% due 2/29/2016
	2021 Notes:	UST 3.625% due 2/15/2021

Benchmark Treasury Price and Yield:	2016 Notes:	99-19 / 2.212%
	2021 Notes:	100-22+ / 3.540%

Spread to Benchmark Treasury:	2016 Notes:	1.625% (162.5 basis points)
	2021 Notes:	2.000% (200 basis points)

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning on September 15, 2011

Interest Payment Record Dates:	March 1 and September 1 of each year

Optional Redemption:	2016 Notes:	At any time at T + 25 basis points
	2021 Notes:	Before December 15, 2020 at T + 30 basis points; on or after at 100%

CUSIP / ISIN:	2016 Notes:	086516 AK7 / US086516AK77
	2021 Notes:	086516 AL5 / US086516AL50

Expected Ratings:	Moody’s: Baa2 stable, S&P: BBB- stable, Fitch: BBB+ negative*

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
UBS Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Co-Managers:	Standard Chartered Bank
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.

*Note: A credit rating of a security is not a recommendation to buy, sell or hold such security and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. Each of the ratings included herein should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll free), Credit Suisse Securities (USA) LLC at (800) 221-1037 (toll free), J.P. Morgan Securities LLC at (212) 834-4533 (collect) or UBS Securities LLC at (877) 827-6444 (extension 561-3884) (toll free).